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                                                                    EXHIBIT 99.1


                         PATRIOT NATIONAL BANCORP, INC.


                                                                 _________, 2005

Dear Shareholder:

     Patriot National Bancorp, Inc. (the "Company") has begun an offering (the "Offering") of a minimum of ___________ shares and a maximum of ________ shares of its Common Stock, $2.00 par value per share (the "Common Stock"), to holders of record of Common Stock at the close of business on _____________, 2005 (the "Record Date"), pursuant to nontransferable subscription rights ("Rights") to subscribe for and purchase shares of Common Stock at a price of $______ per share (the "Subscription Price"). Each shareholder will receive one (1) Right for every ________ (___) shares of Common Stock held of record by such shareholder on the Record Date, and the aggregate number of Rights issued by the Company to each shareholder will be rounded up or down to the nearest whole number.

     Each Right will entitle the holder thereof (the "Rights Holder") to subscribe for and purchase at the Subscription Price one share of Common Stock (the "Basic Subscription Right"). Any Rights Holder who exercises the Basic Subscription Right in full is entitled to subscribe for and purchase up to two
(2) additional shares of Common Stock that are not otherwise subscribed for by all Rights Holders pursuant to the exercise of the Basic Subscription Right, subject to proration and reduction by the Company under certain circumstances. The number of Rights to which you are entitled is printed on the front of your Subscription Rights Certificate.

     Enclosed for your review is the Prospectus, a nontransferable Subscription Rights Certificate and related documents concerning the Offering. The Offering will expire at 5:00 p.m., Eastern Time, on ____________, 2005, unless extended by the Company to a time no later than 5:00 p.m., Eastern Time, on ____________, 2005. Rights not exercised or sold by such time will expire and become worthless. Any questions or requests for assistance should be directed to Registrar and Transfer Company, the Information Agent and the Subscription Agent, at (800) 866-1340.

     The Offering is being made only pursuant to the Prospectus which sets forth detailed information about the Company and the Offering. Please read these enclosed materials carefully.

Sincerely,


Angelo De Caro                         Robert F. O'Connell
CHAIRMAN OF THE BOARD AND              SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
CHIEF EXECUTIVE OFFICER                FINANCIAL OFFICER